Exhibit 99.1

Solid Power, Inc.

Full Year 2023 Earnings Conference Call

February 27, 2024 – 2:30pm MT

Corporate Participants

Jennifer Almquist, Investor Relations for Solid Power Inc.

John Van Scoter, President and Chief Executive Officer

Kevin Paprzycki, Chief Financial Officer and Treasurer

Conference Call Participants

Michael Shlisky, D.A. Davidson

Jeffrey Campbell, Seaport Research Partners

Brian Dobson, Chardan Capital Markets

Operator

Greetings. Welcome to the Solid Power, Inc. Full Year 2023 Financial Results and Business Update Call. Please note that this conference is being recorded. I will now turn the conference over to your host, Jennifer Almquist, Investor Relations for Solid Power, Inc. Thank you. You may begin.

Jennifer Almquist

Thank you, Operator, and thank you, everyone, for joining us today. I’m joined on the call today by Solid Power’s President and Chief Executive Officer, John Van Scoter and Chief Financial Officer, Kevin Paprzycki.

A copy of today’s earnings release is available on the Investor Relations section of Solid Power’s website at ir.solidpowerbattery.com.

I’d like to remind you that parts of our discussion today will include forward-looking statements as defined by US securities laws. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Solid Power disclaims any duty to update any forward-looking statements to reflect future events or circumstances. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed in today’s forward-looking statements, please see Solid Power’s most recent filings with the Securities and Exchange Commission, which can be found on the company’s website at ir.solidpowerbattery.com.

Solid Power, Inc.

February 27, 2024, 2:30pm MT

With that, let me turn it over to John Van Scoter.

John Van Scoter, President and Chief Executive Officer, Solid Power, Inc.

Thank you, Jen, and good afternoon, everyone. Thank you for joining the call today.

I’ll begin today with a brief overview of 2023 and our overall progress. Then I’ll walk through our 2024 goals and priorities. After that, I’ll hand off the call to Kevin for the financial review and we’ll open up the call for Q&A.

2023 was a milestone year for Solid Power. We successfully commissioned SP2, our second Solid Power facility, to lead electrolyte production. We accelerated our cell development with a key partner, and overcame significant yield challenges as we scaled production, and we delivered our first EV cells to officially enter the automotive qualification process.

Before I go further in detail on our progress, I want to give kudos to the Solid Power team and express my sincere appreciation for their hard work in hitting these milestones. This was a challenging year, and the team did remarkable work to contribute to the business’ growth.

I’ll start with our progress on the electrolyte side. Since commissioning our SP2 plant in April, we’ve successfully phased out electrolyte production at SP1, and begun using SP2 electrolyte in our EV cells. We successfully ramped up our SP2 production, achieving an electrolyte production capability of 1.1 metric tons per month in multiple campaigns. This represents a tremendous increase in scale, and a new best for the company. While this does fall just short of our original 2023 production goal, we were able to overcome a couple unexpected challenges with equipment and incoming material quality that we saw late in the year. As we continue to work through these issues, we remain confident in scaling production of electrolyte in 2024.

During 2023, we also sampled our electrolyte to new potential customers with positive reception. To be clear, these are not companies we have a current joint development arrangement with. Several of these potential customers have engaged in numerous rounds of feedback, as we continue to optimize our electrolyte for these customers’ unique needs. We now have multiple potential customers that are testing our powders, comparing it with our competition, and incorporating it into cell designs. This reinforces electrolyte as our core strategy and I’m personally very excited about the great long-term opportunity this represents for our shareholders. Overall, it was a strong year for our powder team pursuing market opportunities and continuing to improve production.

On the cell development side, we made significant advances in 2023 also. First, in regard to cell production, manufacturing yields improved greatly, and we also increased the quality on our 20 Ah builds. We translated these learnings from those cells to quickly begin manufacturing our EV cells. This progress was driven by close collaboration with BMW, as well as the utilization of new equipment and improved processes. With the increase in production, we’ve also seen improvements in cell performance. While still early, initial testing on A-1 samples demonstrates generally good performance, with incremental steps forward in cycle life, low temperature performance, pressure and energy density goals. These learnings, and continued testing, will help to set guidelines and markers as we progress towards the performance targets required by A-2 and A-3 cells.

Solid Power, Inc.

February 27, 2024, 2:30pm MT

2023 cell development also presented us with challenges and unique learnings. As we’ve begun to scale up the size of our cells, safety performance has been varied. We are currently reviewing a small handful of cells that went into thermal runaway over the last couple of weeks. The team is heavily focused on root cause analysis, as safety is an area where we hold ourselves to a high bar and believe we can excel over the long-term. Preliminary findings point to inconsistent or contaminated input materials, and small manufacturing defects.

We remain proud of the improvements our cell team has been able to achieve in 2023. The team’s efforts enabled us to refine our EV cell production process, ramp manufacturing volumes, and ultimately enter formal automotive qualification. This solid execution underscores our confidence in overcoming our current challenges and those that lie ahead.

Taking a step back -- More generally, during 2023, Solid Power also successfully grew the business to a total of over 270 employees, including key hires in late fourth quarter for supply chain and communications, and further strengthened our management team and board with the addition of essential expertise. We also implemented new tools to support multiple areas of the business and increase efficiency, including SAP enterprise software, which has been fully adapted into our business processes. These were heavy lifts, and I want to thank the team for carrying these projects forward across the finish line.

These successes gave us a lot of positive momentum as we entered 2024. And we have some wins already this year. In January, we announced a deepened relationship with SK On. We believe this new arrangement will enable us to collaborate more deeply on our cell development with a Tier 1 battery manufacturing partner, strengthen our competitive positioning by increasing our presence in Korea, demonstrate our capabilities as an electrolyte supplier, with our first-ever electrolyte supply agreement, and further strengthen our balance sheet over time. Importantly, once we have completed the tech transfer and Korea line installation in 2025, we will have enabled round-the-clock cell development capabilities using our technology on three lines across the US, Europe and Asia.

Since announced in January, the team has been busy. Jack Al Ferzly has been promoted to Managing Director of our Korea operations. Since joining Solid Power 3 years ago, Jack has been a key driver behind the success of many of our strategic and capital projects, including the installation of our EV line at SP1. We are in the process of rounding out the Korea team and will be adding additional key hires very soon. We are acting with urgency, and have already placed POs for equipment, moved into our permanent offices, secured back-office support and are meeting with local government officials to ensure positive collaboration as our operations grow. We will provide more updates as we progress and look forward to working more closely with SK in the years to come.

We continue to feel confident in our development and strategic progress. This led us to announce a $50 million share buyback program in January to capitalize on what we see as our undervalued stock price. Our ability to execute this program is a reflection of our strong liquidity position and our commitment to driving long-term shareholder value.

Solid Power, Inc.

February 27, 2024, 2:30pm MT

Looking ahead at 2024. The team has set 4 goals for Solid Power this year. These goals build upon our current successes and continue our move towards commercialization. Our goals for 2024 are: first, expand our electrolyte capabilities and available market, second, continue advancing our cell designs, third, execute on partner commitments, and lastly, further strengthen our presence in Korea. Let me take a moment to walk through each of these.

Our first 2024 goal is to expand our electrolyte capabilities and the available market for our powder. To do this, we intend to lean on three key strategies. First, we plan to increase our production capability at SP2 to 30 metric tonnes per year, or 2.5 metric tonnes per month. We’ve already made great strides to achieve a 1.1 metric-tonne-per-month run rate, and will use last year’s optimizations to increase to 2.5 metric tonnes per month. This assumes the slight equipment modifications and improved quality of incoming material, as I mentioned previously. As we increase our volumes, we also intend to improve our manufacturing processes to drive greater consistency and performance.

Second, to expand our sampling program. The team has done a great job getting samples out to 6 different potential customers, with growing interest from battery manufacturers and auto OEMS. Building off this success – in 2024, we are growing this program and are in the process of working with an additional 10-15 potential customers and kicking off sampling cycles with each of them. We’re excited about the opportunities these conversations open and are encouraged by the positive feedback we’ve gotten so far.

Third, we will continue to develop our next generation of powders, which we believe will deliver improvements in conductivity, cost and performance. We’re continuing to build and enhance the SP2 R&D lab, which we are targeting to complete mid-2024. This will help us optimize continuous electrolyte production, reduce the cost of our powder, and develop future generations of even higher performing electrolytes.

Our second goal for 2024 is to continue advancing our cell designs. As we advance through the initial stages of automotive qualification, we are committed to further elevating our cell performance across the board, including cycle life, safety, low temperature performance, pressure, and energy density. The advancements we make at each cell stage will act as key learnings to incorporate as we advance our designs to A-2 and A-3 sample cells. Along with many scheduled upgrades, this iterative process will help us deliver incremental steps towards final A-3 performance requirements. We are also not starting from scratch. We do not anticipate that A-2 or A-3 designs will require a full redesign of the batteries, or major changes of the chemistry used in our electrolyte. We plan to shift our focus towards A-2 cells in 2024, and this falls in line with our partners’ commercialization timelines. The A-2 focus will also help us meet partners’ performance requirements, which are centered around higher energy density, longer battery life, and lower cost, compared with today’s lithium-ion. Most importantly, as we continue to scale our cell size and progress through automotive qualification over the coming years, we believe our A-2 cells will be a key step towards meeting our incredibly high safety standards.

Our third 2024 goal is to continue to execute on our partner commitments. We have three unique and valued joint development partners, each with their own pace, working style, and immediate needs from Solid Power. Let me take them one at a time.

Solid Power, Inc.

February 27, 2024, 2:30pm MT

First, BMW. Since deepening our relationship with BMW in 2022, we have successfully entered automotive qualification with A-1 Sample EV cells, and delivered more than 200 of these cells to BMW. We will continue our strong collaboration in 2024 with BMW and look forward to supporting them as they build the world’s first full-sized demo sedan powered by Solid Power’s solid-state battery. We are working collaboratively with BMW to ensure that our A-2 Sample cell will meet their requirements for their demo car.

Turning to SK On. Our deepened partnership in 2024 is incredibly encouraging, and we look forward to substantial collaboration alongside the SK On team. Under our recent agreements, we are committed to executing on our tech transfer commitments, and beginning the process for the Korea line installation deliverables, including ordering equipment, integrating teams and responsibilities, and beginning implementation. We will also be laying the groundwork for future electrolyte deliveries, supported by higher-volume production.

With Ford, we continue to executing on our joint development agreement and are committed to continued execution at a high-level for this valued partner. We have shipped electrolyte to Ford and have received positive initial feedback. In 2024, we are both setting targets and exploring ways to collaborate even more closely as we continue to advance our technologies.

Our fourth and final 2024 goal is to further strengthen our presence in Korea. We already have a great start here with the expanded SK On agreement. Additionally, we are working to embed Solid Power in the Korea battery ecosystem through collaborations with local institutions, including government labs, top universities, and public/private initiatives. These collaborations will enable us to build a stronger network in Korea with OEMs, battery manufacturers, and materials and equipment providers, while also keeping abreast of development trends, government incentives and new technologies. We continue to believe that Solid Power stands to benefit immensely from the increased presence in this key battery market, and we look forward to sharing our progress as we continue to build our presence in Korea.

Before I hand it over to Kevin, I also want to touch briefly on our external communications, which we highlighted as a priority in our calls last year. We remain committed to increasing high quality interactions and greater visibility with our stakeholders. For 2024, I’m happy to share we are planning to roughly double our planned touchpoints with stakeholders, attending a mix of investor and industry conferences around the world. We also plan to evaluate and enhance our strategy for sharing important news and updates, and explore the channels we’ll use to distribute, such as our website and social media, in order to provide richer, more timely information about Solid Power, our people, and our innovative technologies. We look forward to providing you with better visibility into the incredible things happening here.

With that, I’ll hand it over to Kevin to take you through our financial results. Kevin?

Kevin Paprzycki, CFO Solid Power Inc.

Thanks John.  Good afternoon, everyone.  I’ll start off today with an overview of our financial results, and then discuss our ‘24 outlook.

Solid Power, Inc.

February 27, 2024, 2:30pm MT

Our ’23 financial results reflect strong execution by the team from our startup of SP2 all the way through our entry into A-Sample.

’23 revenue of $17.4 million fell right in the middle of our guidance range. This reflects solid performance on key milestones, partner commitments, and government contracts.

’23 operating expenses were $108 million, reflecting increased operational costs as we ramped both EV cell and electrolyte production over the year, and increased R&D costs as we worked to deliver our A-1 Sample cells. Our ’23 operating loss was $90.6 million, and net loss was $65.5 million, or $0.37 per share.

Turning to our balance sheet and liquidity. During ‘23, we invested $58.3 million into operations and $34.5 million into capex, bringing our total cash investment to $92.8 million. This was well below our guidance range.

When we were able during the year, we prudently pushed expenditures into ’24. All in, we deferred roughly $35 million, consisting of about $20 million in operational investments, mostly development materials, and around $15 million in capital investments related to our R&D lab and other SP2 enhancements. As a result of our lower spend, we ended the year with total liquidity just under $416 million. Our ending liquidity includes $34.5 million in cash and equivalents that we keep on hand, but the bulk of this amount, around $381 million, is invested and shows up in the marketable securities and long-term investment line items on our balance sheet.

All of those investments are in A-rated securities. We plan to provide longer-term cash guidance later this year. However, at the moment, we continue to believe this strong liquidity position, combined with our capital-light business model, still gives us a cash runway into the late 2020s.

Looking ahead to ‘24. We currently expect our ’24 revenue to be in the range of $20 to $25 million. This includes expected revenue from the SK agreement we signed in January, as well as the remaining revenue from our BMW agreement. Our ’24 revenue from government contracts is expected to be lower than ‘23. This is a result of both successful completion of current contracts as well as us being more selective in the programs we pursue. We will still pursue government contracts when it makes sense to do so, however, our focus is on delivering for our core customers. We’re still firming up the timing of certain deliverables of our SK agreement, but right now we believe our revenue will come in pretty ratably over the year.

With respect to liquidity, we expect ’24 total cash investment to be in the range of $100 to $120 million. Breaking this down, we expect operating cash investment to be in the range of $60 to $70 million, including the $20 million carried over from ’23. Our operational investment includes development of our A-2 Sample cells as well as higher-volume production of our electrolyte, and the development of our next generation powder as well. In terms of timing, our cash investment will likely be pretty evenly spread over ‘24.

We expect ’24 total capex to be in the range of $40 to $50 million, which includes around $15 million carried over from ’23 for the build-out of our powder development capabilities, as well as equipment upgrades for materials handling and cell development. Overall, this capex spend is significantly lower than previous years, when we were investing large amounts of cash into the construction of SP2, and the installation our EV cell line.

Solid Power, Inc.

February 27, 2024, 2:30pm MT

With that, I’ll now turn the call back to John.

John Van Scoter, President and Chief Executive Officer, Solid Power, Inc.

Thanks, Kevin.

2023 was a milestone year for Solid Power enabled by the hard work and execution of the Solid Power team and the excellent collaboration we’ve had with our partners. As we enter 2024, we are acting with competitive urgency. The successes of 2023 have us well-positioned to execute. I look forward to keeping you updated.

With that, I will hand it over for Q&A.

Operator

We will now begin the question and answer session. To ask a question, you may press star then 1 on your touch tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star then 2. Our first question comes from Mike Shlisky from D.A. Davidson. Please go ahead.

Michael Shlisky

Yes, hello. Good afternoon and thank you. John, some of your questions—some of your comments about buying some brand new customers were interesting. Can you maybe share with us how different would the powder be from one customer to the next if you found someone brand-new here? Are there major expenses that have to take place to onboard a potential new customer and a long-term customer?

John Van Scoter

Yes. Good to hear from you, Mike. Good question. We're finding that the variance across the various customers require a degree of customization, but not substantial difference from customer-to-customer. We also have designed the SP2 electrolyte facility to already comprehend those changes from customer-to-customer. So the facility is responding well to the changes that we're asking it to make. Without getting into too much of the weeds, things like particle size, morphology, those sort of things are varying customer-to-customer, all well within the variability of our process within SP2. We don't expect that there will be any significant cost difference to manufacture those from customer-to-customer. But we are very excited about being able to tune our electrolytes specifically to our customer cell design needs.

Solid Power, Inc.

February 27, 2024, 2:30pm MT

Michael Shlisky

Great. Thanks. Just a follow-up there. How about the cost to actually get that potential customer? When you try and find the right powder for them, do they come to you with what they want? Or do you spend a lot of time experimenting and there's a lot of cost to that? I'm just curious as to should you have new customers if you are going to start seeing elevated costs maybe in '25 or in 2026?

John Van Scoter

I think we're seeing what we had predicted where we would go in with an initial sample, there will be initial testing done by the customer at the powder level, and then they would give us feedback around changes that they would like to see. We would then resample them maybe once, maybe twice. Then that would progress into where they would start to incorporate into cell designs. We have a number of customers that are in that process right now.

We have previously, I think, signaled that we thought the whole process from that initial sample through integration to their cell designs and then into actual supply agreement could take between 12 months and 24 months. I think we're seeing now that consistently around 18 months to 24 months, it's taking to do that process and very much in line with what we had expected. We don't see a significant cost increase in order to do that, this year or next, we've comprehended that in our overhead structures that we've signaled to the market.

Michael Shlisky

Got it. Then I also wanted to follow-up about your comments about thermal runaway incidents that you had mentioned in some of the testing in some of the cells. Obviously, just having one is a problem. One issue is a problem. But can you tell us what percent of the cells that you did produce were affected by this? Was it a flaw in just the cell that you've found, or was the overall—were all the cells produced the exact same way? Again, are there going to be some unusual or high cost to resolve that issue? Obviously, we want to be a very safe cells. I was curious if you can just give us some numbers behind that?

John Van Scoter

Yes. As you know, well, Mike, this is not a unique phenomenon to Solid Power. This is part of the normal battery scaling and technology maturation of the new technology. In terms of percentage, we have manufactured over 1,000 cells, EV cells, in the second half of last year. This is a very, very small percentage of those, a handful, that have exhibited this phenomena. It is very early on, on the most current occurrences, we are not at the root cause yet. But I'm pleased to say that the team is embracing standard, well-proven engineering principles to get to root cause, 8D, Ishikawa diagrams, FMEAs, etc. And when we've had these type occurrences in the past, we've resolved them rapidly.

We wanted to be transparent in share of this recent occurrence. But when we've had these events in the past, applying those type disciplines with the quality of the team that we have here, we expect that we'll resolve this quickly. Again, no significant incremental cost to do this. I think we've comprehended the OpEx that we need to, on an ongoing basis, continue to iterate, evolve and recover from these situations like we've just signaled have occurred.

Solid Power, Inc.

February 27, 2024, 2:30pm MT

Michael Shlisky

Great, outstanding. I'll pass it along. Thank you.

Operator

The next question comes from Jeffrey Campbell with Seaport Research. Please go ahead.

Jeffrey Campbell

Good afternoon, and congratulations on a strong quarter. The SK On agreement noted that SK's license Solid Power solid-state cell designs and manufacturing processes is limited to R&D activities and may not be used for commercial cell production. I just wondered, does this limitation specifically refer to the SK On side?

John Van Scoter

Yes, it does. It’s specific to the SK On agreement. If successful in this phase, we would expect that that would give way to a subsequent license agreement for commercial production.

Jeffrey Campbell

Okay. Great. In your earlier discussion, you mentioned that one of the goals in expanding your presence in Korea was exposure to new technology. I was just wondering what new tech you're thinking about, if there's something specific at this point?

John Van Scoter

There really isn't, Jeff. There is so much going on in the Peninsula that we're trying to keep our aperture open. My initial thought is towards higher nickel content NMCs. We're already having those discussions with various vendors. Then my thought goes to the tool set, staying up with the current state of lithium-ion equipment and manufacturing techniques because the bulk of that is, I think you know, will be applicable into our manufacturing flow for the cells. Then just anything that's coming out of universities or national labs, given the amount of focus that Korea has in the battery space is where my head goes, but it's really across the board right now. It's too early to say any specifics underneath those categories.

Jeffrey Campbell

Okay. That's a good laundry list of things to keep an eye on. My last question is you mentioned that the A-2 cell design is a focus for BMW in 2024. Since A-1 cells have been delivered since October, and I assume that references to BMW, correct me if I'm wrong, do you have a timeline for accomplishing your 2024 A-2 goals?

Solid Power, Inc.

February 27, 2024, 2:30pm MT

John Van Scoter

Our first confirmation, yes, those A-1s did go to BMW last year. We actually worked on A-2 design last year. And when BMW came in with their requirements for the demo car this year, we quickly realized we needed to pivot, take the learnings from A-1, which have been substantial, both at BMW as well as within Solid Power, apply them to the design that we have for A-2 and then drive to execution on that design by late this year is the current scheduling for that design and initial production.

Jeffrey Campbell

OK. Great. Thank you. I appreciate that.

Operator

Again, if you have a question, please press star and then 1. Our next question comes from Brian Dobson with Chardan Capital Markets. Please go ahead.

Brian Dobson

Hi, good evening. Thanks for taking my question. Just an additional question on the expanded relationship with SK On. Do you view that as a long-term strategic partnership? Do you see that as rather important to expanding on the Korean Peninsula?

John Van Scoter

The simple answer, Brian, is yes. We think that to be able to do concurrent development with our technologies on all three continents is going to be a strategic advantage of ours. The discussion and the relationship with SK since putting those agreements in place is only gotten better. We're even discussing follow-on agreements potentially about how we could continue to expand the collaboration. So it is very strategic to us at the cell level and then feeding back to our electrolyte, the performance, given their high-volume expertise, to make sure that our electrolyte is the best it can be moving forward is very, very important to us.

And yes, they are very strong on the Peninsula, so the relationships that they bring across the board, whether it's equipment or whether it's relationships with the government or universities is all very, very important to us going forward. Also, their relationships with material suppliers, raw material suppliers that is, is also very important to us. It's very, very important to us moving forward strategically in Korea.

Brian Dobson

Yes, I certainly agree with that viewpoint. Circling back to one of your key goals for 2024 as far as expanding electrolyte production. In that segment, you touched upon expanding your sampling program and said that you're already in talks with several companies. Could some of those be automotive OEMs? Are you focusing on the automotive area? Or are there other areas that you wish to expand into with your sampling program?

Solid Power, Inc.

February 27, 2024, 2:30pm MT

John Van Scoter

Yes. Simply put, they are in the automotive space with both EV OEMs as well as battery manufacturers that target the EV space. I would say they're roughly evenly split right now between those two categories. We have had some discussions with our battery OEMs about them taking the technology into other spaces beyond automotive. But I would say that, that's very early on at this stage. Right now, we are going to rely on them to do that right now and leverage their capabilities in those other spaces. So it's really primarily automotive and then evenly split between EV OEMs and battery OEMs.

Brian Dobson

Yes, very good. Is it fair to say that those battery suppliers would be Tier 1 battery suppliers or Tier 1 automotive suppliers?

John Van Scoter

Yes.

Brian Dobson

Yes, very good. Thanks very much.

John Van Scoter

Thank you, Brian.

Operator

This concludes our questions-and-answer session. I would like to turn the conference back over to John Van Scoter for any closing remarks.

John Van Scoter

Yes. Thank you for the questions and thank you for your interest in Solid Power. We look forward to updating you as we continue to execute along our vision and our progress along our strategic objectives. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Solid Power, Inc.

February 27, 2024, 2:30pm MT